Exhibit 99.3

TO: THE UNDERSIGNED FUNDS MANAGED BY PERSHING SQUARE CAPITAL MANAGEMENT, L.P.

Re:	Affiliate Securityholders’ Agreement

Each Holder of Ordinary Shares of no par value of PAHL (the “Shares”) and Platform Acquisition Holdings Limited, a company limited by shares incorporated with limited liability under the laws of the British Virgin Islands (“PAHL”) have agreed to the following terms, conditions and provisions of this Holder Securityholders’ Agreement (this “Agreement”). “Holder” shall refer to each undersigned holder of Shares and any transferee of such Holder that is an affiliate of the Holder at the time of the transfer, or is an affiliate of, or fund managed by, Pershing Square Capital Management, L.P.; provided that such transferee executes a customary joinder to this Securityholders’ Agreement. “Holders” shall refer collectively to the Holders.

1. Rule 144; Registration.

1.1 PAHL shall, at PAHL’s expense, for so long as any Holder holds any Shares, cooperate with the Holders, as may be reasonably requested by any Holder from time to time, to facilitate any proposed sale of Shares by the requesting Holder(s) in accordance with the provisions of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), or any successor rule (“Rule 144”), including, without limitation, by complying with the current public information requirements of Rule 144 and providing opinions of counsel, to the extent required.

1.2 Subject to the applicable Holder’s compliance with the provisions of Section 1.5 below, promptly after PAHL becomes eligible to utilize a Form S-3 registration statement, PAHL will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 registering (among other securities) the resale of the Shares of the Holders (the “Registration Statement”). PAHL shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof. PAHL shall notify all Holders as promptly as practicable after the Registration Statement is declared effective and shall simultaneously provide all Holders with copies of any related prospectus to be used in connection with the sale or other disposition of the securities covered thereby. Subject to this Section 1.2 and Section 1.3 below, PAHL shall (a) prepare and file with the SEC such amendments, including post-effective amendments, to the Registration Statement and any prospectus used in connection therewith and perform such other actions as may be necessary to keep the Registration Statement (or another registration statement that registers the resale of the Shares) continuously effective as to the Shares of the Holders until the Termination Date (as defined below), and (b) comply in all material respects with the applicable provisions of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder with respect to the disposition of all Shares of the Holders covered by a Registration Statement during the applicable period in accordance (subject to the terms of this Agreement) with the intended methods of disposition by the applicable Holder thereof set forth in such Registration Statement as so amended or in such prospectus as so supplemented. PAHL will pay all expenses associated with the registration pursuant hereto, including filing and printing fees, the Company’s counsel and accounting fees and expenses, costs associated with clearing the Shares of the Holders for sale under applicable state securities laws and listing fees, but excluding any fees or expenses incurred by the Holder (including any counsel to the Holders) and any discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals with respect to the Shares being sold. If the Holders intend to sell Shares under the Registration Statement in an underwritten offering, the Company will use reasonable efforts to arrange for the provision to the underwriters of customary legal opinions, disclosure letters and comfort letters, participate in customary due diligence sessions and execute customary agreements (that include customary indemnification and contribution provisions) as reasonably requested by the underwriters and otherwise provide customary assistance in connection therewith.

1.3 For not more than 30 consecutive days (subject to extension by PAHL by up to an additional 60 days, solely to the extent that PAHL requires such extension of time to complete financial statements required under applicable law to be contained in PAHL’s SEC filings) or for a total of not more than 90 days in any 12 month period (but not more than twice in any such 12 month period), PAHL may suspend the use of any prospectus included in the Registration Statement in the event that PAHL determines in good faith that such suspension is necessary to (a) delay the disclosure of material non-public information concerning PAHL, the disclosure of which at the time is not, in the good faith opinion of PAHL, in the best interests of PAHL or (b) amend or supplement the Registration Statement or the related prospectus so that the Registration Statement or prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the prospectus in light of the circumstances under which they were made, not misleading (an “Allowed Delay”). Each Holder, severally and not jointly, agrees that, upon receipt of any notice from the Company of an Allowed Delay, such Holder will immediately discontinue disposition of Shares pursuant to the Registration Statement, until such Holder is advised by the Company that such dispositions may again be made.

1.4 Each Holder shall furnish in writing to PAHL such information regarding such Holder, the Shares held by such Holder, and the intended method of disposition thereof as shall be reasonably requested by PAHL to effect the registration of the Shares, and shall execute such documents in connection with such registration as PAHL may reasonably request that are customary of a selling stockholder in similar situations.

1.5 PAHL shall indemnify and hold harmless each Holder, each person who controls any Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and the officers, directors, members, managers, stockholders, partners, limited partners, agents and employees of each of them (each an “Indemnified Party”), to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, arising out of or relating to (a) any untrue or alleged untrue statement of a material fact contained in a Registration Statement or any prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading or (b) any violation or alleged violation by PAHL of the Securities Act, the Exchange Act or any state securities law, or any rule or regulation thereunder, in connection with the performance of its obligations under this Agreement; in each case, except to the extent, but only to the extent, that (i) such untrue statement or omission is based upon information regarding such Holder furnished in writing to PAHL by or on behalf of such Holder expressly for use therein, or (ii) such information relates to such Holder or such Holder’s proposed method of distribution of Shares and was approved in writing by or on behalf of the Holder expressly for use in the Registration Statement, such prospectus or in any amendment or supplement thereto.

Each Holder shall, severally and not jointly, indemnify and hold harmless PAHL, each director of PAHL, each officer of the Company who shall sign a Registration Statement, each underwriter, broker or other Person acting on behalf of the holders of securities included in a Registration Statement, and each Person who controls any of the foregoing Persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against any Losses, as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in a Registration Statement or any prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, but only to the extent that (i) such untrue statement or omission is based upon information regarding such Holder furnished in writing to PAHL by or on behalf of such Holder expressly for use therein, or (ii) such information relates to such Holder or such Holder’s proposed method of distribution of Shares and was approved in writing by or on behalf of the Holder expressly for use in the Registration Statement, such prospectus or in any amendment or supplement thereto.

If the indemnification provided in this Section 1.6 is unavailable to an Indemnified Party or insufficient to hold the Indemnified Party harmless for any Losses, then PAHL shall contribute to the amount paid or payable by the Indemnified Party, in such proportion as is appropriate to reflect the relative fault of PAHL and such Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of PAHL and the Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, PAHL or the Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The parties hereto agree that it would not be just and equitable if any contribution were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this paragraph, no Indemnified Party shall be required to contribute pursuant to this paragraph, in the aggregate, any amount in excess of the amount by which the net proceeds actually received by such Indemnified Party from the sale of the Shares subject to the proceeding exceeds the amount of any damages that such Indemnified Party has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

1.6 PAHL’s obligations under this Section 1 shall terminate with respect to the Holder on the earlier of (a) the date on which all of the Holder’s Shares have been sold, and (b) the date on which all of the Holder’s Shares may be sold pursuant to Rule 144 without volume or other restrictions (the “Termination Date”).

2. General Provisions.

2.1 Except as otherwise provided herein, all costs and expenses incurred by or on behalf of the parties hereto in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses when due.

2.2 All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon confirmation of receipt) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

To PAHL:	Platform Acquisition Holdings Limited Regency Court Glategny Esplanade St. Peter Port Guernsey GY1 3RH Attn: Company Administrator Facsimile No:

with a copy (which shall not constitute notice) to:	Greenberg Traurig, P.A. 401 E. Las Olas Blvd., Suite 2000 Fort Lauderdale, FL 33301 Attention: Donn Beloff, Esq. Facsimile No.: (954) 765-1477

To Holder:	The address set forth beneath Holder’s signature hereto

2.3 This Agreement may be executed in counterparts, and by facsimile or portable document format (pdf) transmission, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

2.4 This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

2.5 If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

2.6 This Agreement and any other document or instrument delivered pursuant hereto, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, termination, performance or nonperformance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed and construed in accordance with the internal substantive laws of the State of Delaware applicable to a contract entered into and fully performed solely within the State of Delaware without giving effect to the principles of conflict of laws thereof.

2.7 Except as expressly provided herein, neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

2.8 Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns shall be brought and determined exclusively in any state court or Federal court sitting in New Castle County, Delaware and each of the parties hereto hereby (i) irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out or relates to this Agreement or any transaction contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action arising out of or relating to this Agreement or any transaction contemplated hereby in any court other than any state court or Federal court sitting in New Castle County, Delaware. It is understood and agreed that any other court or arbiter in any other jurisdiction shall be entitled to enforce any Judgment of any state court or Federal court sitting in New Castle County, Delaware. Any writs, process or summonses to be served on any other party in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 2.2 or as otherwise permitted by law. Each of the parties hereto irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) the defense of sovereign immunity, (ii) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 2.8, (iii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iv) to the fullest extent permitted by law that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

2.9 The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement and the Business Combination Agreement) in accordance with its specified terms or otherwise breach such provisions. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the party seeking the injunction, specific performance and other equitable relief has an adequate remedy at law.

2.10 EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

2.11 This Agreement may not be amended or modified except (i) by an instrument in writing signed by, or on behalf of, the parties hereto or (ii) by a waiver in accordance with Section 2.12.

2.12 Any party to this Agreement may extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first below written.

PLATFORM ACQUISITION HOLDINGS LIMITED

By:	/s/ Desiree DeStefano
Name: Desiree DeStafano
Title: VP

Date:	11/07/13

On behalf of:

PERSHING SQUARE, L.P.
PERSHING SQUARE II, L.P.
PERSHING SQUARE INTERNATIONAL, LTD.
PERSHING SQUARE HOLDINGS, LTD.

BY:	PERSHING SQUARE CAPITAL MANAGEMENT, L.P.
	BY:	PS MANAGEMENT GP, LLC, its General Partner

		By:	/s/ William A. Ackman
Name: William A. Ackman
Title: Managing Member

		Date:	11/09/2013

Notice Address:

Roy J. Katzovicz, Esq.
Pershing Square Capital Management, L.P.
888 Seventh Avenue, 42nd Floor
New York, New York 10019